Timber Point Funds 485BPOS

Exhibit 99-d5

AMENDED SCHEDULE A

Investment Advisory Agreement

between

360 Funds (the “Trust”)

and

Timber Point Capital Management LLC (the “Adviser”)

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Asset Breakpoint	Rate	Effective Date
Timber Point Alternative Income Fund (formerly Crow Point Alternative Income Fund)	None	0.80%	December 1, 2020
Timber Point Global Allocations Fund (formerly Crow Point Global Tactical Allocation Fund)	None	0.90%	June 12, 2020

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers effective as December 1, 2020.

360 Funds		Timber Point Capital Management LLC

By:	/s/ Randall Linscott	By:	/s/ David R. Cleary

Name:	Randall Linscott	Name:	David R. Cleary

Title:	President	Title:	President

1